Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED LEASE

(SOVA Science District)

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LEASE (this "Second Amendment"), by and between SAN DIEGO INSPIRE 2, LLC, a Delaware limited liability company ("Landlord"), and ORGANOVO, INC., a Delaware corporation ("Tenant"), is made effective as of the date of Landlord's signature hereto.

R E C I T A L S :

A.
Landlord and Tenant are parties to that certain Amended and Restated Lease dated November 23, 2020 (the "Original Lease"), as amended by that certain First Amendment to Amended and Restated Lease dated November 17, 2021 (the "First Amendment"), whereby Tenant leases that certain space in the building located at 11555 Sorrento Valley Road, San Diego, California 92121 (the "Building"), which is part of a larger complex of buildings known as the SOVA Science District (the "Project"). The Original Lease, as amended by the First Amendment, is referred to herein as the "Lease".
B.
By this Second Amendment, Landlord and Tenant desire to (i) reduce the Premises by surrendering the Expansion Premises, (ii) extend the Term of the Lease with respect to the remaining Premises, and (iii) further amend the Lease as set forth herein.
C.
Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

NOW, THEREFORE, in consideration of the foregoing recitals, for the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

A G R E E M E N T :

1.
The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, certain space containing approximately 10,943 rentable square feet ("Existing Premises"), consisting of (i) that certain space containing approximately 8,051 rentable square feet located on the ground floor of the Building and known as Suite 100 (the "Suite 100 Premises"), and (ii) that certain space containing approximately 2,892 rentable square feet of space located on the second (2nd) floor of the Building and known as Suite 202 (the "Suite 202 Premises"), as outlined on Exhibit 1.1.1-1 to the Original Lease and Exhibit A to the First Amendment.
2.
Reduction of the Premises. Effective as of February 28, 2027 (the "Reduction Date"), Tenant shall surrender and deliver exclusive possession of the Suite 202 Premises to Landlord in accordance with the Original Lease, except that Tenant shall not be required to remove any Alterations (other than cabling). Subject to the foregoing, Tenant shall, on or before the Reduction Date, (a) vacate and surrender the Suite 202 Premises, (b) remove its personal property and any cabling therefrom, (c) repair any damage caused to the Suite 202 Premises by reason of such removal as otherwise provided in Article 15 of the Original Lease, (d) complete an Environmental Assessment as required by Sections 5.3.3 and 15.3 of the Original Lease and complete any necessary remediation work arising therefrom as otherwise provided in the Original Lease, and (e) deliver the Suite 202 Premises in a broom clean condition, ordinary wear and tear excepted. Effective as of the Reduction Date, the Existing Premises shall be reduced to exclude the Suite 202 Premises. If Tenant fails to vacate, surrender and deliver exclusive possession of the Suite 202 Premises to Landlord on or before the Reduction Date, the holdover provisions of Article 16 of the Original Lease shall apply to Tenant's occupancy of the Suite 202 Premises. Effective as of the Reduction Date, all references in the Lease and this Second Amendment to the "Premises" shall mean the Suite 100 Premises. Tenant represents and warrants that it has not assigned or sublet any portion of the Suite 202 Premises and that no other person or entity has any right, title or interest in the Suite 202 Premises.
3.
Extended Lease Term. The Lease Expiration Date for the Premises (i.e., the Suite 100 Premises only) shall be extended such that the Lease shall expire on April 30, 2028 (the "New Expiration Date"). The period from March 1, 2027 (the "Extension Commencement Date") through the New Expiration Date shall be referred to herein as the "Extended Term". Tenant shall not have any right to extend the Lease beyond the Extended Term; consequently, Section 2.2 of the Original Lease shall be null and void.
4.
Base Rent. Notwithstanding anything to the contrary in the Lease, during the Extended Term, Tenant shall pay Base Rent for the Premises in accordance with the provisions of this Section 4 and subject to abatement pursuant to Section 5 below, as follows:

Period of Extended Term	Monthly Base Rent	Monthly Base Rent Per Rentable Square Foot
3/1/2027 – 4/30/2028	$43,072.85	$5.35
5.
Rental Abatement. Notwithstanding anything to the contrary contained in the Lease or in this Second Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Second Amendment, Landlord hereby agrees to abate fifty percent (50%) of Tenant's obligation to pay Base Rent for the period commencing March 1, 2027 and ending June 30, 2027. The amount of Base Rent abated shall be $21,536.43 per month, for a total abated rent amount of $86,145.70 (the “Abated Rent Amount”). During such abatement period, Tenant shall remain responsible for the payment of all Additional Rent, including Tenant's Share of Direct Expenses, and all other monetary obligations under the Lease, as amended by this Second Amendment. In the event of a default by Tenant under the terms of the Lease, as amended by this Second Amendment, that results in early termination pursuant to Article 19 of the Original Lease, then as a part of the recovery set forth in Article 19 of the Original Lease, Landlord shall be entitled to recover the Base Rent that was abated under this Section. Notwithstanding the foregoing or anything to the contrary contained herein, upon written notice to Tenant, Landlord shall have the option to purchase all or any portion of Tenant's Abated Rent Amount by paying such amount to Tenant, in which case the amount so paid to Tenant shall nullify an equivalent amount of abatement of Tenant's Base Rent as to the period so designated by Landlord in Landlord's written notice to Tenant.
6.
Tenant's Share; Base Year. Notwithstanding anything to the contrary in the Lease, effective as of the Extension Commencement Date, Tenant's Share shall be reduced to 30.36% of the Building and 6.14% of the Project, based on the Suite 100 Premises containing approximately 8,051 rentable square feet, the Building containing approximately 26,517 rentable square feet and the Project containing approximately 131,183 rentable square feet. Tenant's Share and the Base Year shall otherwise be determined in accordance with the Lease. Tenant shall remain responsible for all separately metered utilities, janitorial expenses and other charges payable under the Lease.
7.
Parking. During the Extended Term, the number of parking passes to which Tenant is entitled shall be reduced proportionally to reflect the Suite 100 Premises only. Accordingly, Tenant shall be entitled to twenty (20) parking passes during the Extended Term, subject to the terms and conditions of Article 28 of the Original Lease.
8.
Condition of the Premises. Tenant hereby agrees to continue to accept the Premises, the Building and the Project in their current "as-is" condition, and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any tenant improvement allowance, improvement work or services related to the improvement of the Premises, the Building or the Project in connection with the Extended Term. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Building or the Project.
9.
Letter of Credit. Landlord is currently holding a letter of credit in the amount of One Hundred Forty-Three Thousand Three Hundred Fifty-Nine Dollars ($143,359.00) as credit enhancement under the Lease (the "L/C Security"). The L/C Security shall remain unchanged during the Extended Term and shall continue to be held and administered in accordance with Article 21 of the Original Lease.
10.
Drug Prohibition. Tenant hereby agrees and acknowledges that the manufacture, cultivation, sale, use, trade or possession of any drugs or other substance in violation of the laws of the United States of America in the Premises shall be a material breach of the Lease (without any applicable notice and cure period) notwithstanding that any laws of the State where the Premises is located permit the manufacture, cultivation, sale, use, trade or possession of such drugs or other substances for recreational or medicinal purposes, including without limitation, cannabis, cannabinoids or any derivations thereof.
11.
Non-Discrimination. Notwithstanding anything to the contrary in the Lease, Tenant shall in no event, and shall cause Tenant's employees, contractors, agents, representatives, customers, and permitted licensees and concessionaires to not, discriminate against or segregate any persons on account of race, color, national origin, ancestry, creed, religion, gender, gender identity, gender expression, sexual orientation, genetic information, marital status, familial status, age, source of income, immigration status, citizenship, primary language, handicap, disability or any other protected classification under applicable law with respect to (i) anyone entering the Premises, (ii) any sublessees or assignees of Tenant's interest in the Lease or (iii) any vendor providing services to Tenant.
12.
Brokers. Each party represents and warrants to the other that, other than Colliers for the Landlord and JLL for the Tenant, no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment.
13.
Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Second Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given notice and/or the passage of time, would constitute a default under the Lease by either Landlord or Tenant.
14.
Confidentiality. Tenant acknowledges and agrees that the terms of this Second Amendment are confidential and constitute proprietary information of Landlord. Other than as required by law or other disclosures related to being a public company in the future, Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Second Amendment to any other person or entity without the prior written consent of Landlord, which may be withheld by Landlord in Landlord's sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.
15.
Counterparts; Electronic Signatures. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Second Amendment may be executed by a party's signature transmitted electronically, and copies of this Second Amendment executed and delivered by electronic means shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this Second Amendment by electronic means shall, if requested by the other party, promptly thereafter deliver a counterpart signature page of this Second Amendment containing said party's original signature; provided, however, any failure to do so shall not affect the enforceability of this Second Amendment. All parties hereto agree that a signature page executed and delivered by electronic means may be introduced into evidence in any proceeding arising out of or related to this Second Amendment as if it were an original wet signature page.
16.
No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Second Amendment. The Lease, as amended, constitutes the entire agreement between Landlord and Tenant with respect to the subject matter of the Lease, as amended, and supersedes all prior agreements, understandings, negotiations, representations, and discussions, whether verbal or written, of the parties, pertaining to that subject matter. Tenant is not relying on any representations, warranties, or inducements from Landlord that are not expressly stated in the Lease, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Second Amendment as of the date set forth below Landlord's signature hereto.

LANDLORD:

SAN DIEGO INSPIRE 2, LLC,
a Delaware limited liability company

By:____/s/ Jessica Brock
Name: Jessica Brock
Title: Authorized Signatory
Date: October 13, 2026

TENANT:

ORGANOVO, INC.,
a Delaware corporation

By: /s/ Keith Murphy
Name: Keith Murphy
Title: Executive Chairman

By: /s/ Norman Staskey
Name: Norman Staskey
Title: Chief Financial Officer